UIL HOLDINGS CORPORATION
157 CHURCH STREET
P.O. BOX 1564
NEW HAVEN, CT  06506-0901
203.499.2812 FAX:  203.499.3626



NEWS RELEASE

JUNE 22, 2004            ANALYST CONTACT:  SUSAN ALLEN            203-499-2409
                         MEDIA CONTACT:    KEVIN MOORE            203-499-2204
                         AFTER HOURS                              203-499-2812

UIL HOLDINGS CORPORATION COMPLETES THE SALE OF AMERICAN PAYMENT SYSTEMS

          UIL Holdings Corporation (NYSE: UIL) announced today the completion of the sale of its wholly-owned subsidiary American Payment Systems, Inc. (APS), a leading U.S. provider of walk-in bill payment services, to CheckFree Corporation (Nasdaq: CKFR), a provider of financial electronic commerce services and products.

         UIL received approximately $110 million in cash, subject to certain post closing adjustments, for the outstanding stock of APS and plans to use the proceeds from the sale to pay down short-term debt and for general corporate purposes. The after-tax gain and after-tax proceeds are expected to be $46 million and $65 million, respectively, net of transaction costs.

         "APS grew from a local utility bill payment business to a multi-state leading walk-in bill payment business," commented Nathaniel D. Woodson, UIL's Chairman, President and Chief Executive Officer. "As part of CheckFree's offering of electronic billing and payment products, APS is positioned for even greater success."

       UIL Holdings Corporation is the holding company for The United Illuminating Company and several non-utility businesses, including, Xcelecom, Inc., United Capital Investments, Inc. and United Bridgeport Energy, Inc. UI is a New Haven-based regional distribution utility that provides electricity and energy-related services to more than 320,000 customers in municipalities in the Greater New Haven and Greater Bridgeport areas. UIL Holdings World Wide Web address is http://www.uil.com/ and the company is traded on the New York Stock Exchange under the symbol UIL.

       CERTAIN STATEMENTS CONTAINED HEREIN, REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS (AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995). SUCH FORWARD-LOOKING STATEMENTS INCLUDE RISKS AND UNCERTAINTIES; CONSEQUENTLY, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED THEREBY, INCLUDING, BUT NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, LEGISLATIVE AND REGULATORY CHANGES, DEMAND FOR ELECTRICITY AND OTHER PRODUCTS AND SERVICES, CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES, AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, AND TECHNOLOGICAL FACTORS AFFECTING THE OPERATIONS, MARKETS, PRODUCTS, SERVICES AND PRICES OF THE COMPANY'S SUBSIDIARIES. FORWARD-LOOKING STATEMENTS INCLUDED HEREIN SPEAK ONLY AS OF THE DATE HEREOF AND THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE SUCH STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR CIRCUMSTANCES.
                                        ###